Rhinebeck Bancorp, Inc. Reports Results for the Quarter Ended March 31, 2021

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, April 29, 2021 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended March 31, 2021 of $3.3 million ($0.31 per basic and diluted share), compared with $1.1 million ($0.10 per basic and diluted share) for the comparable prior year period, which was an increase of $2.2 million, or 208.9%. The favorable variance in net income came largely from a $1.5 million increase in net interest income and a credit to the provision for loan losses of $69,000 in the first quarter of 2021 as compared to a provision for loan losses of $1.2 million for the first quarter of 2020. The Company’s return on average assets and return on average equity were 1.18% and 11.40%, respectively, in the first quarter of 2021 as compared to 0.44% and 3.85%, respectively, in the first quarter of 2020.

On October 26, 2020, the Bank entered into a branch purchase and assumption agreement with ConnectOne Bank, to acquire two branches located in Warwick and Monroe, New York, as well as certain deposits and other assets and liabilities. The transaction closed on March 12, 2021 with the transfer of $33.9 million of deposits.

COVID-19 Impact

Loan Deferrals.  The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 has been a successful effort overall. For the three months ended March 31, 2021, the Bank granted 111 new loan deferrals totaling $1.7 million. As of March 31, 2021, we had 73 loans totaling $34.8 million of remaining deferrals outstanding and all were performing in accordance with their contractual terms. Pursuant to the CARES Act, these loan deferrals are not included in our non-performing loans.

Paycheck Protection Program. The second round PPP program began accepting new loan applications on January 11, 2021. We received SBA approval for 338 applications totaling $46.6 million and by quarter end 318 of these accounts totaling $45.2 million had been funded. At March 31, 2021, we had $92.1 million of PPP loans outstanding.

Other financial highlights:

●	Record net income of $3.3 million in the first quarter of 2021, a 208.9% increase over the same quarter in 2020.

●	Completed the acquisition of two branch locations from ConnectOne Bank, adding $33.9 million in deposits, and received regulatory approval to open two additional branches, expanding our footprint in Orange County, New York.

●	Our return on average equity increased to 11.40% for the first quarter of 2021 from 3.85% for the same quarter of 2020.

●	Total assets grew $68.2 million, or 6.0%, to $1.20 billion at March 31, 2021 from $1.13 billion at December 31, 2020.

●	Total deposit balances were $1.01 billion at March 31, 2021, increasing $78.6 million, or 8.5%, from $929.4 million at December 31, 2020.

●	Our efficiency ratio improved, falling to 66.15% for the first quarter of 2021 from 73.87% for the same quarter of 2020.

President and Chief Executive Officer Michael J. Quinn said, "We are pleased with our first quarter results for 2021. Results were positively affected by lower loan loss provisions and increased net interest income for the quarter. The lower provisions were due to both improved loan performance as we get past the pandemic and lower loan balances. We look forward to rebuilding our loan pipelines to get back to loan growth in the second half of the year. We continue to focus on the Bank’s growth and supporting our communities as both pandemic conditions and the economy improve over the course of the coming year.”

Income Statement Analysis

Net income for the three months ended March 31, 2021 increased $2.2 million, or 208.9%, to $3.3 million, or $0.31 per basic and diluted share, compared to net income of $1.1 million, or $0.10 per basic and diluted share, for the three months ended March 31, 2020.

Net interest income increased $1.5 million, or 17.6%, to $9.8 million for the three months ended March 31, 2021, from $8.3 million for the three months ended March 31, 2020. The increase was primarily driven by higher interest-earning asset balances and the favorable impact of lower costs for deposits and borrowings, which were partially offset by lower yields on interest-earning assets primarily as a result of the addition of the lower-yielding PPP loan balances. Our net interest margin increased 3 basis points to 3.65% for the three months ended March 31, 2021 from 3.62% for the same period in 2020 as efforts to reduce interest expense were realized.

The provision for loan losses decreased by $1.3 million from $1.2 million for the quarter ended March 31, 2020 resulting in a credit of $69,000 for the current quarter. The provision for the first quarter of 2020 increased as a result of the onset of the COVID-19 pandemic and related economic conditions. The credit for the first quarter of 2021 was primarily attributable to a decline in loan balances, exclusive of PPP loans, a reduction in specific allocations to the allowance for loan losses and a general improvement in the economic conditions.

Net charge-offs for the quarter ended March 31, 2021 totaled $303,000 compared to $535,000 for the respective period in 2020, as charge-offs fell and recoveries improved period over period.

Non-interest income totaled $2.2 million for the three months ended March 31, 2021, an increase of $681,000, or 43.7%, from the comparable period in the prior year. The increase was primarily due to an increase in the net gain on the sale of loans, which increased $594,000, or 127.7%, and proceeds from life insurance of $195,000. These gains were partially offset by a $95,000 decrease in investment advisory income and a $43,000 decrease in service charges on deposit accounts. The Bank sold $24.7 million of loans in the first quarter of 2021 compared to $16.1 million of loans in the first quarter of 2020.

For the first quarter of 2021, non-interest expense totaled $8.0 million, an increase of $654,000, or 9.0%, over the comparable 2020 period.  The increase was primarily due to an increase in salaries and benefits of $440,000, or 10.6%, as the Company hired new employees for its new branches. Occupancy expenses also increased $104,000, or 12.2%, as a result of the additional rent, depreciation, and other expenses related to the branch expansion. The addition of branches was also primarily responsible for increased professional fees of $86,000, increased data processing costs of $41,000 and increased other expenses of $49,000.

Balance Sheet Analysis

Total assets were $1.20 billion at March 31, 2021, representing an increase of $68.2 million, or 6.0%, from $1.13 billion at December 31, 2020. Available for sale securities increased $72.5 million, or 70.5%, primarily due to $88.4 million of new purchases as we deployed excess cash received from PPP borrower-related accounts and the additional deposits acquired in the branch acquisitions.  The increase in available for sale securities was partially offset by paydowns, calls and maturities of $14.5 million. Net loans decreased $5.1 million, or 0.6%, primarily due to production shortfalls of new indirect automobile and non-residential real estate loans which were partially offset by production increases in new multi-family real estate and PPP loans. Past due loans decreased $6.1 million, or 34.0%, between December 31, 2020 and March 31, 2021 finishing at $11.9 million, or 1.4% of total loans, down from $18.0 million, or 2.1% of total loans, at year-end 2020. Past due loan balances have been positively impacted by the new round of PPP loans and the economic stimulus received by customers in the current quarter. Our allowance for loan losses as a percentage of total gross loans was 1.29% at March 31, 2021 as compared to 1.33% at December 31, 2020.

As of March 31, 2021, total liabilities increased $65.9 million, or 6.5%, to $1.08 billion, mainly due to a $78.7 million increase in deposits due to the acquisition of $33.9 million in deposits from ConnectOne Bank, an accumulation of liquidity by customers in response to government stimulus actions, increases in PPP borrower-related accounts and normal fluctuations in some of our large business accounts. A decrease of $14.2 million in Federal Home Loan Bank advances partially offset the increase in the other liabilities.

Stockholders' equity increased $2.4 million to $118.9 million at March 31, 2021, primarily due to net income of $3.3 million partially offset by a $1.2 million increase in accumulated other comprehensive loss due to a reversal from a net unrealized gain to a net unrealized loss on available for sale securities. The Company's ratio of average equity to average assets was 10.31% for the period ended March 31, 2021 and 10.65% for the year ended December 31, 2020.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is itself the majority-owned subsidiary of Rhinebeck Bancorp, MHC. The Bank is a New York chartered stock savings bank which provides a full range of banking and financial services to consumer and commercial customers through its thirteen active branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State. Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in demand for our products and services and legislative, accounting and regulatory changes that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and higher levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our wealth management revenues may decline with continuing market turmoil; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Interest and Dividend Income
Interest and fees on loans	$10,670	$10,046
Interest and dividends on securities	363	683
Other income	19	11
Total interest and dividend income	11,052	10,740
Interest Expense
Interest expense on deposits	1,020	2,017
Interest expense on borrowings	250	402
Total interest expense	1,270	2,419
Net interest income	9,782	8,321
(Credit to) provision for loan losses	(69)	1,200
Net interest income after (credit to) provision for loan losses	9,851	7,121
Noninterest Income
Service charges on deposit accounts	609	652
Net realized loss on sales and calls of securities	—	(29)
Net gain on sales of loans	1,059	465
Increase in cash surrender value of life insurance	94	97
Gain on disposal of premises and equipment	17	—
Proceeds from insurance	195	—
Investment advisory income	217	312
Other	50	63
Total noninterest income	2,241	1,560
Noninterest Expense
Salaries and employee benefits	4,592	4,152
Occupancy	954	850
Data processing	395	354
Professional fees	408	322
Marketing	88	143
FDIC deposit insurance and other insurance	171	168
Other real estate owned expense	1	17
Amortization of intangible assets	13	11
Other	1,331	1,282
Total noninterest expense	7,953	7,299
Income before income taxes	4,139	1,382
Provision for income taxes	818	307
Net income	$3,321	$1,075

Earnings per common share:
Basic	$0.31	$0.10
Diluted	$0.31	$0.10

Weighted average shares outstanding, basic	10,743,234	10,721,413
Weighted average shares outstanding, diluted	10,875,116	10,721,413

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2021	2020
Assets
Cash and due from banks	$89,833	$93,485
Available for sale securities (at fair value)	175,460	102,933
Loans receivable (net of allowance for loan losses of $11,261 and $11,633, respectively)	868,737	873,813
Federal Home Loan Bank stock	2,143	2,787
Accrued interest receivable	3,840	3,819
Cash surrender value of life insurance	18,631	18,877
Deferred tax assets (net of valuation allowance of $1,821 and $1,760, respectively)	4,122	3,703
Premises and equipment, net	18,933	18,839
Other real estate owned	89	139
Goodwill	2,235	1,410
Intangible assets, net	515	199
Other assets	12,500	8,825
Total assets	$1,197,038	$1,128,829
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Noninterest bearing	$272,617	$244,344
Interest bearing	735,419	685,020
Total deposits	1,008,036	929,364

Mortgagors’ escrow accounts	7,280	8,494
Advances from the Federal Home Loan Bank	36,468	50,674
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	21,243	18,643
Total liabilities	1,078,182	1,012,330

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01 per share; 25,000,000 authorized, 11,133,290 issued and outstanding)	111	111
Additional paid-in capital	46,188	46,038
Unearned common stock held by the employee stock ownership plan ("ESOP")	(3,873)	(3,928)
Retained earnings	81,390	78,069
Accumulated other comprehensive loss:
Net unrealized (loss) gain on available for sale securities, net of taxes	(177)	993
Defined benefit pension plan, net of taxes	(4,783)	(4,784)
Total accumulated other comprehensive loss	(4,960)	(3,791)
Total stockholders’ equity	118,856	116,499
Total liabilities and stockholders’ equity	$1,197,038	$1,128,829

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Year Ended
	March 31,		December 31,
	2021	2020	2020

Performance Ratios (1):

Return on average assets (2)	1.18%	0.44%	0.55%
Return on average equity (3)	11.40%	3.85%	5.17%
Net interest margin (4)	3.65%	3.62%	3.56%
Efficiency ratio (5)	66.15%	73.87%	67.29%
Average interest-earning assets to average interest-bearing liabilities	143.91%	135.85%	140.37%
Total gross loans to total deposits	86.58%	102.84%	94.32%
Average equity to average assets (6)	10.31%	11.41%	10.65%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	1.29%	0.82%	1.33%
Allowance for loan losses as a percent of non-performing loans	179.12%	80.38%	183.63%
Net charge-offs to average outstanding loans during the period	(0.03)%	(0.07)%	(0.17)%
Non-performing loans as a percent of total gross loans	0.72%	1.02%	0.72%
Non-performing assets as a percent of total assets	0.53%	0.95%	0.57%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	13.13%	12.04%	12.72%
Total capital (to risk-weighted assets)	14.38%	12.80%	13.97%
Common equity Tier 1 capital (to risk-weighted assets)	13.13%	12.04%	12.72%
Tier 1 leverage ratio (to average total assets)	9.88%	10.68%	9.95%

Other Data:
Book value per common share	$ 10.68	$ 10.23	$ 10.46
Tangible book value per common share(8)	$ 10.43	$ 10.08	$ 10.32

(1)	Performance ratios for the three months ended March 31, 2021 and 2020 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This Report contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because they believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(Dollars in thousands, except per share data)	Three Months Ended		Year Ended
	March 31,		December 31,
	2021	2020	2020
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$118,856	$113,897	$116,499
Total shares outstanding	11,133.29	11,133.29	11,133.29
Book value per common share	$10.68	$10.23	$10.46
Total common equity
Total equity (GAAP)	$118,856	$113,897	$116,499
Goodwill	(2,235)	(1,410)	(1,410)
Intangible assets	(515)	(230)	(199)
Tangible common equity (non-GAAP)	$116,106	$112,257	$114,890
Tangible book value per common share
Tangible common equity (non-GAAP)	$116,106	$112,257	$114,890
Total shares outstanding	11,133.29	11,133.29	11,133.29
Tangible book value per common share	$10.43	$10.08	$10.32

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com